PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(2)
(TO PROSPECTUS DATED SEPTEMBER 30, 2009)	Registration No. 333-162219

The Royal Bank of Scotland Group plc
RETAIL CORPORATE NOTES
(Series A Senior Notes)

We, The Royal Bank of Scotland Group plc, may offer to sell our Retail Corporate Notes from time to time.  Our Retail Corporate Notes will constitute a part of our Series A Senior Notes.  This Prospectus Supplement is only relevant for Series A Senior Notes designated as Retail Corporate Notes in the applicable pricing supplement, and does not change the terms or conditions of other Series A Senior Notes.  We will determine the specific terms of our Retail Corporate Notes prior to the time of sale and will describe the terms in a separate pricing supplement. You should read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement carefully before you invest.

We may offer the Retail Corporate Notes to or through agents for resale. The applicable pricing supplement will specify the purchase price, selling commission and net proceeds for any particular offering of Retail Corporate Notes. The agents are not required to sell any specific amount of Retail Corporate Notes but will use their reasonable efforts to sell the Retail Corporate Notes. We also may offer the Retail Corporate Notes directly. We have not set a date for termination of our offering.

The agents have advised us that from time to time they may purchase and sell Retail Corporate Notes in the secondary market, but they are not obligated to make a market in the Retail Corporate Notes and may suspend or completely stop that activity at any time. Unless otherwise indicated in the applicable pricing supplement, the Retail Corporate Notes will be listed on a “recognised stock exchange” within the meaning of Section 1005 of the United Kingdom Income Tax Act 2007.

The Retail Corporate Notes are our unsecured and unsubordinated obligations.  All payments due on the Retail Corporate Notes are subject to the creditworthiness of The Royal Bank of Scotland Group plc.  In other words, all payments on the securities will be subject to the credit risk of The Royal Bank of Scotland Group plc, and not that of any of its subsidiaries, including The Royal Bank of Scotland plc.

Investing in the Retail Corporate Notes involves risks.  See “Risk Factors” beginning on page S-3.

We are not a bank.  These securities are not bank deposits with us or any of our subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal agency. The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

RBS Securities Inc.
November 21, 2011

i

ABOUT THIS PROSPECTUS SUPPLEMENT

We may offer from time to time the Retail Corporate Notes described in this prospectus supplement. We refer to the Retail Corporate Notes offered under this prospectus supplement as the “notes”.

As used in this prospectus supplement, “we”, “us”, “our” and “RBSG” refer to The Royal Bank of Scotland Group plc (except as the context may otherwise require, in which case such reference includes our subsidiaries consolidated in accordance with International Financial Reporting Standards).  References in this prospectus supplement to “$” or “dollar” or “U.S. dollars” are to the currency of the United States of America.

This prospectus supplement sets forth certain terms of the notes that we may offer and supplements the prospectus that is attached to this prospectus supplement. Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering and it may modify or replace information contained in this prospectus supplement or the accompanying prospectus. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” in the accompanying prospectus.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and any pricing supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell these notes and seeking offers to buy these notes only in jurisdictions where offers and sales are permitted.

The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the notes. These persons should consult their own legal and financial advisers concerning these matters.

Affiliates of The Royal Bank of Scotland Group plc, including RBS Securities Inc., may use this prospectus supplement in connection with offers and sales in the secondary market of notes.  These affiliates may act as principal or agent in those transactions.  Secondary market sales made by them will be made at prices related to market prices at the time of sale.

ii

INCORPORATION OF INFORMATION BY REFERENCE

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file reports and other information with the Securities and Exchange Commission (the “SEC”).  You may read and copy these documents at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.  The SEC also maintains an Internet website that contains reports and other information regarding us that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System.  This website can be accessed at www.sec.gov.  You can find information we have filed with the SEC by reference to file number 1-10306.

The SEC allows us to incorporate by reference in our prospectus much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents.  The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement.  Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement.  This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded.  This prospectus supplement incorporates by reference the documents listed below, all subsequent Annual Reports filed on Form 20-F and any future filings we make with the SEC (including any Form 6-Ks we subsequently file with the SEC and specifically incorporate by reference into the Registration Statement of which this prospectus supplement is a part) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are identified in such filing as being specifically incorporated by reference into the Registration Statement of which this prospectus supplement is a part until we complete our offering of the notes to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these notes:

•	Annual report on Form 20-F of RBSG for the year ended December 31, 2010, filed on March 31, 2011; and

•
Reports on Form 6-K of RBSG filed on March 31, 2011, April 11, 2011, April 19, 2011 (announcing proposed transfers of a substantial part of the business activities of RBS N.V. to The Royal Bank of Scotland plc and incorporated by reference into the Registration Statement of which this prospectus supplement is a part), May 9, 2011, May 16, 2011, June 14, 2011, August 12, 2011 (three reports), August 30, 2011, September 6, 2011, September 14, 2011 (two reports), September 28, 2011, October 7, 2011, October 13, 2011; October 27, 2011, October 31, 2011, November 8, 2011 and November 14, 2011.

You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at:

RBS Gogarburn
P.O. Box 1000
Edinburgh, Scotland, EH12 1HQ
+44-131-626-0000

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SUMMARY

This section summarizes the legal and financial terms of the notes that are described in more detail in the section entitled “Description of Notes” beginning on page S-8. Final terms of any particular notes will be determined at the time of sale and will be contained in the pricing supplement relating to those notes. The terms in that pricing supplement may vary from and supersede the terms contained in this prospectus supplement and the accompanying prospectus. Before you decide to purchase any notes, you should read the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement.

Issuer	The Royal Bank of Scotland Group plc

Agents	RBS Securities Inc., and such other agents as may be added from time to time.

Title of Notes	The Royal Bank of Scotland Group plc Retail Corporate Notes (Series A Senior Notes)

Amount
We may issue notes from time to time in various offerings up to the aggregate principal amount authorized by our board of directors. There are no limitations on our ability to issue additional indebtedness in the form of Retail Corporate Notes or otherwise.

Denominations	The notes will be issued and sold in denominations of $1,000 and integral multiples of $1,000 or in any other denomination provided in the applicable pricing supplement.

Status
The notes will be our direct, unsecured and unsubordinated obligations. The notes will rank equally with our other unsecured and unsubordinated obligations.  All payments on the notes are subject to the credit risk of The Royal Bank of Scotland Group plc, and not that of any of its subsidiaries, including The Royal Bank of Scotland plc.  We are not a bank, and the notes are not savings accounts or deposits with The Royal Bank of Scotland Group plc or any of its subsidiaries, and the notes are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal agency.

Maturities	Each note will mature nine months or more from its issue date.

Interest
Each note will bear interest from its issue date at a fixed rate or a floating rate or a combination of fixed and floating rates.  Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date, as specified in the applicable pricing supplement. If a note is redeemed or repaid prior to maturity, accrued interest also will be paid on the redemption or repayment date.

Principal
The principal amount of each note will be payable on its maturity date at the corporate trust office of the paying agent in the City of New York or at any other place we may designate. If, however, a note is redeemed or repaid prior to maturity, the principal amount of the note will be paid on the redemption or repayment date.

Redemption and Repayment
The notes will be redeemable at our option in certain circumstances, including as a result of a change in or amendment to the laws or regulations of a U.K. taxing jurisdiction. Additional details relating to this redemption option are described in the section entitled “Description of Notes – Redemption and Repayment” beginning on page S-17.

Unless we provide otherwise in the applicable pricing supplement, the notes will not be redeemable at our option or repayable at the option of the holder prior to the maturity date. The notes will be unsecured and will not be subject to any sinking fund.

Survivor’s Option
Specific notes may contain a provision that requires us, upon request by the authorized representative of the beneficial owner of the notes, to repay those notes prior to maturity following the death of the beneficial owner of the notes, so long as the notes were acquired by the deceased beneficial owner at least six months prior to the date of death.  This feature is referred to as the Survivor’s Option. Your notes may not be repaid in this manner unless the pricing supplement for your notes provides for the Survivor’s Option. The right to exercise the Survivor’s Option will be subject to limits set by us on (1) the dollar amount of total exercises of the Survivor’s Option by all holders of notes in any calendar year and (2) the dollar amount of exercises on behalf of any deceased individual holder of any notes in any calendar year. Additional details relating to this right are described in the section entitled “Description of Notes — Survivor’s Option” beginning on page S-19.

Sale and Clearance
We will sell notes in the United States only. Notes will be issued in book-entry only form and clear through the facilities of The Depository Trust Company. We do not intend to issue notes in certificated form.

Trustee and Paying Agent
The notes will be issued pursuant to an amended and restated indenture dated as of September 13, 2011, as supplemented by a supplemental indenture in respect of the Series A Senior Notes (the “First Supplemental Indenture”) dated as of September 13, 2011, each between us, as issuer, and The Bank of New York Mellon, acting through its London Branch, as trustee for the notes.  We refer to such indenture, as supplemented by the First Supplemental Indenture, and as may be supplemented or amended from time to time, as the “Indenture.”

The paying agent for the notes is the trustee, at its corporate trust office in The City of New York located at The Bank of New York Mellon, 101 Barclay Street, New York, NY 10286.

Conflicts of Interest
RBS Securities Inc. is an affiliate of ours and has entered into a Distribution Agreement (the “Distribution Agreement”) with us and certain other agents in connection with the distribution of the notes.  Additional details of this relationship are disclosed in the section entitled “Plan of Distribution (Conflicts of Interest)” beginning on page S-37.

RISK FACTORS

Your investment in the notes will involve a number of risks. This prospectus supplement and the accompanying prospectus do not describe all of those risks.  You should consider carefully the following risks and the risks, if any, set forth in the applicable pricing supplement, before you decide that an investment in the notes is suitable for you.  You should consult your own financial, tax and legal advisers regarding the risks and suitability of an investment in the notes.

The credit risk of RBSG, its credit ratings, and its credit spreads may adversely affect the value of the notes prior to maturity and its ability to pay all amounts due on the notes.

You are dependent on our ability to pay all amounts due on the notes.  In other words, all payments on the notes will be subject to the credit risk of The Royal Bank of Scotland Group plc and to changes in the market’s view of our creditworthiness, and not that of any of our subsidiaries, including The Royal Bank of Scotland plc.  Any actual or anticipated decline in The Royal Bank of Scotland Group plc’s credit ratings or any increase in its credit spreads charged by the market for taking credit risk is likely to adversely affect the value of the notes prior to maturity.

Our credit ratings are an assessment, by each rating agency, of our ability to pay our obligations, including those under the notes. Credit ratings are subject to revision, suspension or withdrawal at any time by the assigning rating organization in their sole discretion. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, an improvement in our credit ratings will not necessarily increase the value of the notes and will not reduce market risk and other investment risks related to the notes. Credit ratings (i) do not reflect the risk that the level of the applicable linked interest rate may rise or fall, affecting the amount of interest accruing in respect of the relevant floating rate notes and fixed-and-floating rate notes, (ii) do not reflect the risk that interest rates may rise, which may affect the values of notes that accrue interest at a fixed rate or at a rate linked to a rate which does not rise relative to interest rates, (iii) do not address the price, if any, at which the notes may be resold prior to maturity (which may be substantially less than the original offering price of the notes), and (iv) are not recommendations to buy, sell or hold the notes.

The notes are effectively subordinated to our secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries.

The notes are unsecured and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness.  The Indenture does not restrict our ability to incur additional secured indebtedness in the future. By reason of such subordination, in the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, our assets will be available to pay the amounts due on the notes only after all our then existing secured indebtedness has been paid in full.

We are a holding company and our subsidiaries, including The Royal Bank of Scotland plc, have no obligations under the notes.  Any payments to us from our subsidiaries would depend on the earnings and financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on our notes. Further, none of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes and, as a result, the notes are structurally subordinated to all liabilities of our subsidiaries, including trade payables and depositor and policyholder liabilities. Our right to receive assets from any subsidiary of ours upon its insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, and the right of a note holder to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. As a result, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

We are not a bank.  The notes are our obligations but are not savings accounts or  bank deposits with us or any of our subsidiaries.  In the event of our insolvency, the notes will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

An active trading market may not develop for the notes.

Prior to the offering, there was no existing trading market for the notes.  We intend to apply for listing of the notes on a “recognised stock exchange” (as such term is used in Section 1005 of the Income Tax Act 2007), but we have not applied and do not expect that the notes will be listed on any U.S. securities exchange.  There is no assurance that the securities will be listed or remain listed on any exchange.  We do not expect that an active trading market will develop in the notes.  If an active trading market does not develop or is not maintained, there may be a limited number of buyers when you decide to sell your notes, and consequently, the market price and liquidity of the notes may be adversely affected.  As a result, holders of the notes may not be able to sell notes at a particular time or may not be able to sell notes at a favorable price. The liquidity of any market for the notes will depend on a number of factors including:

•	the number of holders of the notes;
•	our ratings published by major credit rating agencies;
•	our financial performance;
•	the market for similar securities;
•	the interest of securities dealers in making a market in the notes; and
•	prevailing interest rates.

We cannot assure you that the notes will be accepted for listing on a “recognised stock exchange”, that the notes will continue to meet the listing requirements of such exchange, or that such listing will be able to be maintained.

In connection with any secondary market activity in our notes, our affiliates may post indicative prices for the notes on a designated website or via Bloomberg.   However, our affiliates are not required to post such indicative prices and may stop doing so at any time.  Investors are advised that any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices.  Investors should contact their brokerage firm for further information.

If you attempt to sell your notes prior to maturity, the market value of the notes, if any, may be less than the principal amount of the notes.

Unlike savings accounts, certificates of deposit and other similar investment products, your right to require us to repay the notes prior to maturity may be limited to a valid exercise of the Survivor’s Option. If you wish to liquidate your investment in the notes prior to maturity, selling your notes may be your only option. At that time, there may be a very illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect the market value of the notes; some of these factors, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. Those factors include, without limitation:

•	the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the notes;

•	the time remaining to the maturity of the notes;

•	the aggregate outstanding amount of the notes;

•	the redemption or repayment features of the notes, if any;

•	the interest rate on the notes and whether market rates of interest are higher than interest rates on the notes;

•	the level, direction and volatility of interest rates generally;

•	markets for similar securities; and

•	our financial condition, future prospects, and general economic conditions.

There may be no buyer or only a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

If the notes you purchase are floating-rate notes or fixed-to-floating-rate notes, you may receive a lesser amount of interest in the future.

Because the interest rate on floating-rate notes and fixed to-floating-rate notes will be indexed to an external interest rate or index that may vary from time to time, there will be significant risks on these notes not associated with a conventional fixed-rate debt security. These risks include fluctuation of the applicable interest rate and the possibility that, in the future, the interest rate on your note will decrease and may be zero, subject to any minimum interest rate specified in the applicable pricing supplement. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results.

If your notes are subject to a cap, your return, if any, will be limited by the maximum interest rate.

If the applicable pricing supplement specifies that the interest payable on the notes for one or more interest periods is subject to a maximum interest rate, in no event will the interest rate applicable to those interest periods be greater than the maximum interest rate.

If your notes are redeemable at our option, we may choose to redeem notes when prevailing interest rates are relatively low.

The applicable pricing supplement may provide that the notes are redeemable at our option.  If your notes are redeemable at our option, we may choose to redeem your notes from time to time.  We are generally more likely to choose to redeem the notes during periods when the prevailing interest rates at the time are lower than the rate of interest payable on your notes.  If we redeem your notes prior to the maturity date, you may not be able to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the notes would have been if they had not been redeemed.  Our redemption right also may adversely impact your ability to sell your notes as the applicable redemption date approaches.

The inclusion of selling commissions in the issue price of the notes is likely to adversely affect their secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which the agents are willing to purchase notes in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, selling commissions paid with respect to the notes. In addition, any such prices may differ from values determined by pricing models used by the agents, as a result of dealer concessions, mark-ups or other transaction costs.

Any Survivor’s Option may be limited in amount.

We will have the discretionary right to limit the aggregate principal amount of notes subject to any Survivor’s Option that may be exercised in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes subject to the Survivor’s Option that may be exercised in such calendar year on behalf of any individual deceased beneficial owner of the notes. Accordingly, no assurance can be given that the Survivor’s Option for a desired amount will be permitted in any single calendar year.

The amount of interest we may pay on the notes may be limited by state law.

New York law governs the notes. New York usury laws limit the amount of interest that can be charged and paid on loans, including debt securities like the notes. Under current New York law, the maximum permissible rate of interest is 25% per year on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested. While we believe that a state or federal court sitting outside of New York may give effect to New York law, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We do not intend to claim the benefits of any laws concerning usurious rates of interest.

Our business activities may create conflicts of interest with you.

From time to time during the term of the notes and in connection with the determination of the yield on the notes, we or our affiliates may enter into hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes that we issue, some of which may have returns calculated in a manner related to that of the notes. Our affiliates will price these hedging transactions with the intention of realizing a profit, in consideration for assuming the risks inherent in these hedging activities, whether the value of the notes increases or decreases. These trading activities may present a conflict of interest between your interest in your notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management.

USE OF PROCEEDS

Unless we describe a different use in the applicable pricing supplement, we will use the net proceeds from the sale of the notes for general corporate purposes. General corporate purposes include:

•	our working capital needs;

•	investments in, or extensions of credit to, our banking and nonbanking affiliates;

•	the possible acquisitions of other financial institutions or their assets;

•	the possible acquisitions of, or investments in, other businesses of a type we are permitted to acquire under applicable law; and

•	the possible reduction of our outstanding indebtedness.

Until we designate the use of these net proceeds, we will invest them temporarily. From time to time, we may engage in additional financings as we determine appropriate based on our needs and prevailing market conditions. These additional financings may include the sale of other notes and securities.

DESCRIPTION OF NOTES

Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the accompanying prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in “Description of Debt Securities” in the accompanying prospectus.

General Terms of Notes

The notes will be issued pursuant to an amended and restated indenture dated as of September 13, 2011, as supplemented by a first supplemental indenture in respect of the Series A Senior Notes (the “First Supplemental Indenture”) dated as of September 13, 2011, each between us, as issuer, and The Bank of New York Mellon, acting through its London Branch, as trustee for the notes (the “trustee”).  We refer to such amended and restated indenture, as supplemented by the First Supplemental Indenture, and as may be supplemented or amended from time to time, as the “Indenture.”  The Series A Senior Notes issued under the Indenture will constitute a single series under the Indenture, together with any notes that we issue in the future under the Indenture that we designate as being part of that series.  The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended.  The statements in this prospectus supplement and the related pricing supplements concerning the notes and the Indenture are not complete and are subject to, and qualified in their entirety by, all of the provisions of the Indenture.  If you would like more information concerning these provisions, you should review the Indenture, which is on file with the SEC.  You also may review the Indenture at the offices of the trustee, located at The Bank of New York Mellon, 101 Barclay Street, New York, NY 10286.  Whenever we refer to particular provisions of the Indenture or the defined terms contained in the Indenture, those provisions and defined terms are incorporated by reference in this prospectus supplement and any applicable pricing supplement.

The Indenture does not limit the amount of additional indebtedness that we may incur. Accordingly, without the consent of the holders of the notes, we may issue indebtedness under the Indenture in addition to the notes offered by this prospectus supplement.

The aggregate principal amount of each tranche of the notes will be set forth in the applicable pricing supplement. The notes will mature on the date set forth in the applicable pricing supplement.

Prior to the applicable maturity date, the notes are not redeemable at our option or repayable at the option of any holder except as described under “—Redemption and Repayment.”   The notes are not subject to any sinking fund.

The CUSIP number for each tranche of the notes will be set forth in the applicable pricing supplement.

We may issue notes that bear interest at a fixed rate described in the applicable pricing supplement. We refer to these notes as “fixed-rate notes.” We may issue notes that bear interest at a floating rate of interest determined by reference to one or more interest rate bases, or by reference to one or more interest rate formulae, described in the applicable pricing supplement. We refer to these notes as “floating-rate notes.”  We may issue notes with elements of each of the fixed-rate and floating-rate notes described above. We refer to these notes as “fixed-to-floating-rate notes.”  For example, we may issue a note that bears interest at a fixed rate for some periods and at a floating rate for others.  The rate for the floating-rate period(s) for a fixed-to-floating-rate note will be set, calculated and paid in the same manner as for floating-rate notes, as described below.  Any references to or discussion of floating-rate notes in this prospectus supplement also applies to the floating-rate period(s) of fixed-to-floating-rate notes.  We will describe the determination of interest rates for any of these notes in the applicable pricing supplement.

In some cases, the interest rate of a floating-rate note also may be adjusted by adding or subtracting a spread or by multiplying the interest rate by a spread multiplier. A floating-rate note also may be subject to a maximum interest rate limit, or ceiling, and/or a minimum interest rate limit, or floor, on the interest that may accrue during any interest period.

We will identify the calculation agent for any floating-rate notes in the applicable pricing supplement. The calculation agent will be responsible for calculating the interest rate, reference rates, principal, premium, if any, interest or other amounts payable, if any, applicable to the floating-rate notes, and for certain other related matters. The calculation agent, at the request of the holder of any floating-rate note, will provide the interest rate then in effect and, if already determined, the interest rate that is to take effect on the next interest reset date, as described below, for the floating-rate note. We may replace any calculation agent or elect to act as the calculation agent for some or all of the notes, and the calculation agent also may resign. RBS Securities Inc. will be the initial calculation agent for the notes.

Notes issued in accordance with this prospectus supplement and a related pricing supplement will have the following general characteristics:

•
The notes will be our direct unsecured and unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated obligations, save for those preferred by mandatory provision of law.

•	The notes may be offered from time to time by us through an agent, and each note will mature on a day that is nine months or more from its issue date.

•	The notes will bear interest from their respective issue dates at a fixed or a floating rate, or a combination of both.

•	The notes will not be subject to any sinking fund.

•	The notes will be issued in a minimum denomination of $1,000 and in multiples of $1,000 unless another denomination is stated in the pricing supplement.

In addition, the pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

•	the principal amount of the note offered;

•	the price, which may be expressed as a percentage of the aggregate initial public offering price of the note, at which the note will be issued to the public;

•	the agent’s selling commission;

•	the net proceeds to us;

•	the date on which the note will be issued to the public;

•	the stated maturity date of the note;

•	whether the note is a fixed-rate note, or a floating-rate note, or a fixed-to-floating-rate note;

•
the method of determining and paying interest, including any applicable interest rate basis or bases, any initial interest rate, any interest reset dates, any interest payment dates, any index maturity, and any maximum or minimum interest rate;

•	any spread or spread multiplier applicable to a floating-rate note;

•	the method for the calculation and payment of principal, premium, if any, interest or other amounts payable, if any;

•	the interest payment frequency;

•	whether the “Survivor’s Option” described on page S-19 will be applicable;

•	if the note may be redeemed at our option or repaid at the option of the holder prior to its maturity date and the provisions relating to such repayment;

•	if the notes are to be listed, the stock exchange on which such notes will be listed;

•	any special U.S. federal income tax consequences of the purchase, ownership and disposition of the note; and

•	any other material terms of the note not inconsistent with the provisions of the Indenture.

Payment of Principal and Interest

Principal, premium, if any, interest or other amounts payable, if any, on the notes will be paid to owners of a beneficial interest in the notes in accordance with the arrangements then in place between the paying agent and The Depository Trust Company (“DTC”), as the depositary, and its participants as described under the section entitled “Registration and Settlement” beginning on page S-27.  Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at maturity, or on the date of redemption or repayment if a note is redeemed or repaid prior to maturity.

If any scheduled interest payment date is not a Business Day, we will pay interest in respect of the relevant interest period on the next succeeding Business Day, but interest on such payment will not accrue during the period from and after the scheduled interest payment date.  If the maturity date of the notes falls on a day that is not a Business Day, we will make the required payment on the next Business Day and no additional interest will accrue in respect of the payment made on the next succeeding Business Day; provided that if a note is issued with a term (from but excluding the settlement date to and including the maturity date, each as specified in the relevant pricing supplement) of one year or less, (i) such payment shall be made on the Business Day immediately preceding the scheduled maturity date, and (ii) in no event will an interest payment date or the maturity date occur more than one year after the original issue date.  In the case of a floating-rate note with an interest rate based on the London interbank offered rate, referred to as a “LIBOR note” and described below, if an interest payment date is not a Business Day, and the next Business Day is in the next calendar month, the interest payment date will be the immediately preceding Business Day.

Unless otherwise indicated in the applicable pricing supplement, “Business Day” means, with respect to any place of payment, except as may otherwise be provided in the applicable form of note, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment are authorized or obligated by law or executive order to close.

Unless otherwise indicated in the applicable pricing supplement, interest payments will include interest accrued from, and including, the most recent interest payment date on which interest has been paid or, if no interest has been paid, from, and including, the issue date, to, but excluding, the next interest payment date (or, if earlier, the maturity date, redemption date or repayment date, as applicable).

Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest payable at maturity, on a date of redemption or repayment or in connection with the exercise of a Survivor’s Option will be payable to the person to whom principal is payable, whether or not that date is an interest payment date. Unless otherwise specified in the applicable pricing supplement, the regular record date for an interest payment date is the date that is 15 calendar days prior to that interest payment date, whether or not that day is a Business Day.  If the first interest payment date is less than 15 calendar days from the date of issuance of the notes, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.  The principal and interest payable at maturity, redemption or repayment will be paid to the holder of the note at the close of business on the date of maturity, redemption or repayment.

We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds.

Interest and Interest Rates

Fixed-Rate Notes

Each fixed-rate note will begin to accrue interest from and including the most recent interest payment date to which interest has been paid or duly provided for, or if no interest has been paid or duly provided for, from and including, its issue date, to but excluding, the next interest payment date (or, if earlier, the maturity date, redemption date or repayment date, as applicable). The applicable pricing supplement will specify a fixed interest rate per year payable monthly, quarterly, semi-annually or annually. Interest on the fixed-rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on the fixed-rate notes will be paid as follows:

Interest Payment Frequency	Interest Payment Dates

Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note was issued.

Quarterly	Fifteenth day of every third calendar month, beginning in the third calendar month following the month the note was issued.

Semi-annually	Fifteenth day of every sixth calendar month, beginning in the sixth calendar month following the month the note was issued.

Annually	Fifteenth day of every twelfth calendar month, beginning in the twelfth calendar month following the month the note was issued.

Floating-Rate Notes

Floating-Rate Notes will have an interest rate basis or formula, which may be based on:

•	the federal funds rate, in which case the note will be a “federal funds rate note”;

•	the London interbank offered rate, in which case the note will be a “LIBOR note”;

•	the prime rate, in which case the note will be a “prime rate note”;

•	the treasury rate, in which case the note will be a “treasury rate note”; or

•	any other interest rate formula specified in the applicable pricing supplement.

The specific terms of each floating-rate note, including the initial interest rate in effect until the first interest reset date, will be specified in the applicable pricing supplement. Thereafter, the interest rate will be determined by reference to the specified interest rate basis or formula, plus or minus the spread, if any, or multiplied by the spread multiplier, if any. The “spread” is the number of basis points we specify on the floating-rate note to be added to or subtracted from the base rate. The “spread multiplier” is the percentage we specify on the floating-rate note by which the base rate is multiplied in order to calculate the applicable interest rate.

Interest Reset Dates. The interest rate of each floating-rate note may be reset daily, weekly, monthly, quarterly, semi-annually or annually, as we specify in the applicable pricing supplement. The interest rate in effect from the issue date to the first interest reset date for a floating-rate note will be the initial interest rate, as specified in the applicable pricing supplement. We refer to the period during which an interest rate is effective as an “interest period”, and the first day of each interest period as an “interest reset date.” The interest reset dates will be specified in the applicable pricing supplement.

If any interest reset date for any floating-rate note falls on a day that is not a Business Day for the floating-rate note, the interest reset date for the floating-rate note will be the next day that is a Business Day for the floating-rate note. However, in the case of a LIBOR note, if the next Business Day is in the next succeeding calendar month, the interest reset date will be the immediately preceding Business Day.  In each case, notwithstanding any movements in the interest reset date as described in this paragraph, there will be no change to the duration of the applicable interest period.  In other words, notwithstanding the foregoing, the first day of the applicable interest period will be deemed to be the original interest reset date, but for such date not constituting a Business Day.

Interest Determination Dates. Unless otherwise specified in the applicable pricing supplement, the interest determination date for an interest reset date will be:

•	for a federal funds rate note or a prime rate note, the second US Government Securities Business Day immediately preceding the interest reset date;

•	for a LIBOR note, the second London Banking Day immediately preceding the interest reset date;

•	for a treasury rate note, the day on which Treasury bills of the applicable index maturity would normally be auctioned that occurs in the calendar week in which such interest reset date falls; and

•
for a floating-rate note for which the interest rate is determined by reference to two or more base rates, the interest determination date will be the most recent Business Day that is at least two Business Days prior to the applicable interest reset date for the floating-rate note on which each applicable base rate is determinable.

“US Government Securities Business Day” means any day that is not a Saturday or a Sunday or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

A “London Banking Day” means a day on which commercial banks are open for business (including for dealings in U.S. dollars and any relevant index currency specified in the applicable pricing supplement) in London, England.

The “index maturity” means the period of maturity of the type of instrument or obligation with respect to which the interest rate basis is calculated.

Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the immediately succeeding week. If an auction falls on a day that is an interest reset date, that interest reset date will be the following Business Day.

Calculation Date. Unless otherwise specified in the applicable pricing supplement, the “calculation date” for any interest determination date will be the date by which the calculation agent determines the rate at which interest will accrue on a floating-rate note for the related interest period. Unless otherwise specified in the applicable pricing supplement, the calculation date will be the earlier of:

•	the tenth calendar day after the interest determination date in respect of the relevant interest period or, if that day is not a Business Day, the immediately succeeding Business Day, or

•	the Business Day preceding the applicable interest payment date, the maturity date or the redemption or prepayment date, as the case may be.

Interest Payments. Except as provided below and unless otherwise provided in the applicable pricing supplement, interest on floating-rate notes will be payable, in the case of floating-rate notes with an interest reset date that resets:

•	daily, weekly or monthly — on a date that occurs in each month, as specified in the applicable pricing supplement;

•	quarterly — on a date that occurs in each third month, as specified in the applicable pricing supplement;

•	semi-annually — on a date that occurs in each of two months of each year, as specified in the applicable pricing supplement; and

•	annually — on a date that occurs in one month of each year, as specified in the applicable pricing supplement.

For each floating-rate note, the calculation agent will determine the interest rate for the applicable interest period and will calculate the amount of interest accrued during each interest period. Accrued interest on a floating-rate note is calculated by multiplying the principal amount of a note by an accrued interest factor. This accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless we specify otherwise in the applicable pricing supplement, the accrued interest factor will be computed and interest will be paid (including payments for partial periods) as follows:

•
for federal funds rate notes, LIBOR notes, prime rate notes or any other floating-rate notes other than treasury rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 360; and

•	for treasury rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 365 or 366, as applicable.

All dollar amounts used in or resulting from any calculation on floating-rate notes will be rounded to the nearest cent, with one-half cent being rounded upward. Unless we specify otherwise in the applicable pricing supplement, all percentages resulting from any calculation with respect to a floating-rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655).

The calculation agent, upon the request of the holder of any floating-rate note, will provide the interest rate then in effect and, if different and already determined, the interest rate that will become effective on the next interest reset date as a result of a determination made on the most recent interest determination date with respect to the floating-rate note.

LIBOR Notes.  Each LIBOR note will bear interest at the LIBOR base rate, adjusted by any spread or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any, as specified in the applicable pricing supplement. The LIBOR base rate will be the London inter-bank offered rate for deposits in U.S. dollars, which is commonly referred to as “LIBOR,” as specified in the applicable pricing supplement. Except as provided below, LIBOR for each interest period will be calculated on the interest determination date for the related interest reset date.

Unless otherwise specified in the applicable pricing supplement, the calculation agent will determine LIBOR for each interest determination date as follows:

•	As of the interest determination date, LIBOR will be either:

•
if “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the relevant interest reset date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used; or

•
if “LIBOR Bloomberg” is specified in the applicable pricing supplement, the rate for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the relevant interest reset date that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

•
If (1) fewer than two offered rates appear and “LIBOR Reuters” is specified in the applicable pricing supplement, or (2) no rate appears and the applicable pricing supplement specifies either (x) “LIBOR Bloomberg” or (y) “LIBOR Reuters” and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of the index maturity specified in the applicable pricing supplement as of the relevant interest date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

•
If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in New York City on that interest determination date, by three major banks in New York City for loans in U.S. dollars to leading European banks, having the index maturity specified in the applicable pricing supplement, commencing on the relevant interest reset date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

•
If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset date, or, if there was no preceding interest reset date, the initial interest rate.

“Designated LIBOR Page” means either (a) if “LIBOR Reuters” is designated in the applicable pricing supplement, the display on Reuters for the purpose of displaying the London interbank rates of major banks for U.S. dollars, or (b) if “LIBOR Bloomberg” is designated in the applicable pricing supplement, the display on Bloomberg or any successor service, page BBAM1 <GO> on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

If neither LIBOR Reuters nor LIBOR Bloomberg is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR Reuters were specified, and as if Page LIBOR01, had been specified.

Treasury Rate Notes. Each treasury rate note will bear interest at the treasury rate plus or minus any spread and multiplied by any spread multiplier, and will be subject to the minimum interest rate and maximum interest rate, if any, described in the applicable pricing supplement. Except as provided below, the treasury rate for each interest period will be calculated on the interest determination date for the related interest reset date.

The “treasury rate” for any interest determination date means:

•
the rate set at the auction of direct obligations of the United States, which are commonly referred to as “Treasury Bills,” having the index maturity specified in the applicable pricing supplement as that rate appears under the caption “INVESTMENT RATE” on the display on Reuters or any successor service, on page USAUCTION 10 or any other page as may replace page USAUCTION 10 on that service, which we refer to as “Reuters Page USAUCTION 10,” or page USAUCTION 11 or any other page as may replace page USAUCTION 11 on that service, which we refer to as “Reuters Page USAUCTION 11”;

•
if the rate described in the first bullet point is not published by 3:00 p.m., New York City time, on the relevant calculation date, the bond equivalent yield of the rate for the interest determination date for the applicable Treasury Bills as published in the Federal Reserve Statistical Release H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”;

•
if the rate described in the second bullet point is not published by 3:00 p.m., New York City time, on the relevant calculation date, the bond equivalent yield of the rate for the interest determination date for the applicable Treasury Bills, as announced by the United States Department of the Treasury;

•
if the rate referred to in the third bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate for the applicable interest determination date for Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/ Secondary Market”;

•
if the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the relevant calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”;

•
if the rate referred to in the fifth bullet point is not so published by 3:00 p.m., New York City time, on the relevant calculation date, the rate for the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary United States government securities dealers (which may include the calculation agent or other affiliates of RBSG), selected by the calculation agent, after consultation with us, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement; or

•
if the dealers selected by the calculation agent are not quoting as set forth above, the Treasury rate for that interest determination date will remain the Treasury rate for the immediately preceding interest reset date, or, if there was no preceding interest reset date, the rate of interest payable will be the initial interest rate.

The “bond equivalent yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

In this formula, “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest determination period for which interest is being calculated.

Federal Funds Rate Notes. Each federal funds rate note will bear interest at the federal funds rate plus or minus any spread and multiplied by any spread multiplier, and will be subject to the minimum interest rate and maximum interest rate, if any, described in the applicable pricing supplement.  Except as provided below, the federal funds rate for each interest period will be calculated on the interest determination date for the related interest reset date.

The “federal funds rate” for any interest determination date is the rate on that date for federal funds as published in the Federal Reserve Statistical Release H.15(519) under the heading “Federal Funds (Effective)” as displayed on Reuters or any successor service, on page FEDFUNDS1 or any other page as may replace the applicable page on that service, which is commonly referred to as “Reuters Page FEDFUNDS1.”  For the avoidance of doubt, the federal funds rate for any interest determination date is the rate published for the immediately preceding Business Day.

The following procedures will be followed if the federal funds rate cannot be determined as described above:

•
If the above rate is not published by 9:00 a.m., New York City time, on the relevant calculation date, the federal funds rate will be the rate for that interest determination date as published in the H.15 Daily Update under the heading “Federal Funds/Effective Rate.”

•
If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the relevant calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight federal funds by each of three leading brokers of federal funds transactions in The City of New York selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

•
If the brokers selected by the calculation agent are not quoting as set forth above, the federal funds rate for that interest determination date will be the federal funds rate for the immediately preceding interest reset date, or, if there was no preceding interest reset date, the initial interest rate.

Prime Rate Notes. Each prime rate note will bear interest at the prime rate plus or minus any spread and multiplied by any spread multiplier and will be subject to the minimum interest rate and maximum interest rate, if any, described in the applicable pricing supplement. Except as provided below, the prime rate for each interest period will be calculated on the interest determination date for the related interest reset date.

The “prime rate” for any interest determination date is the rate on that date as published in Federal Reserve Statistical Release H.15(519) under the heading “Bank Prime Loan.” For the avoidance of doubt, the Prime Rate for any interest determination date is the rate published for the immediately preceding Business Day.

The following procedures will be followed if the prime rate cannot be determined as described above:

•
If the above rate is not published prior to 9:00 a.m., New York City time, on the relevant calculation date, then the prime rate will be the rate for that interest determination date as published in Federal Reserve Statistical Release H.15 Daily Update under the heading “Bank Prime Loan.”

•
If the rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the relevant calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank’s prime rate or base lending rate as in effect for that interest determination date.

•
If fewer than four rates appear on the Reuters Screen USPRIME 1 Page for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York selected by the calculation agent, after consultation with us.

•
If the banks selected by the calculation agent are not quoting as set forth above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest reset date, or, if there was no preceding interest reset date, the rate of interest payable will be the initial interest rate.

“Reuters Screen USPRIME 1 Page” means the display designated as page “USPRIME 1” on Reuters, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

Redemption and Repayment

Other than as provided below, and unless we otherwise provide in the applicable pricing supplement, the notes will not be redeemable or repayable prior to their stated maturity dates.

We will have the option to redeem notes issued as part of the same issuance as a whole, and not in part, prior to their stated maturity upon not less than 5 Business Days nor more than 60 calendar days’ notice to each holder of such notes, on any Interest Payment Date at a redemption price equal to 100% of their principal amount together with any accrued but unpaid payments of interest, to the redemption date, or in the case of notes issued with original issue discount, their accreted face amount, together with any accrued interest, if we determine that as a result of a change in or amendment to the laws or regulations of a U.K. taxing jurisdiction (as defined below under “— Additional Amounts”), including any treaty to which such U.K taxing jurisdiction is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of the applicable pricing supplement:

•	in making any payments on such notes, we have paid or will or would on the next payment date become obligated to pay Additional Amounts (as defined below under “—Additional Amounts”);

•
payment of interest on the next interest payment date in respect of any of such notes would be treated as “distributions” within the meaning of Chapter 2 of Part 23 of the Corporation Tax Act 2010 of the United Kingdom, or any statutory modification or re-enactment of the Act; or

•
on the next interest payment date we would not be entitled to claim a deduction in respect of the payments in computing our U.K. taxation liabilities, or the value of the deduction to us would be materially reduced.

In each case we will be required, before giving a notice of redemption, to deliver to the trustee a written legal opinion of independent English counsel of recognized standing, selected by us, in a form satisfactory to the trustee confirming that we are entitled to exercise this right of redemption.

If the applicable pricing supplement states that your note is repayable at your option prior to its stated maturity date, we and the paying agent will require receipt of notice of the request for repayment at least 15 but not more than 30 days prior to the date or dates specified in the pricing supplement. We and the paying agent also must receive the duly completed form entitled “Option to Elect Repayment” on the reverse of the note.  Exercise of the repayment option by the holder of a note will be irrevocable.

If the applicable pricing supplement states that the note is redeemable at our option prior to its stated maturity date, and unless we otherwise provide in the applicable pricing supplement, then on the date or dates specified in the pricing supplement, we may redeem any of those notes, either in whole or from time to time in part, by giving written notice to the holder of the notes being redeemed, not less than 5 Business Days nor more than 60 calendar days, before the redemption date or dates specified in the applicable pricing supplement.  The notice will specify, among other things:

•	the redemption date;

•	the amount of notes to be redeemed, if less than all of the tranche of notes is to be redeemed;

•	the redemption price;

•	the place or places where the notes are to be surrendered for payment at the redemption price; and

•	that the redemption price will become due and payable on the redemption date and that interest will cease to accrue on and after that date on the notes to be redeemed.

Since the notes will be represented by a registered master note, DTC (as the depository) or its nominee will be treated as the holder of the notes; therefore DTC or its nominee will be the only entity that receives notices of redemption of notes from us, in the case of our redemption of notes, and will be the only entity that can exercise the right to repayment of notes, in the case of optional repayment. See the section entitled “Registration and Settlement” beginning on page S-27.

To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of such interest must instruct the broker or other direct or indirect participant through which it holds a beneficial interest in the note to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds the beneficial interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

The actual redemption or repayment of a note normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus accrued and unpaid interest to the date or dates of redemption or repayment.  Notes will not be redeemed in part in increments less than their minimum denominations.

We may at any time purchase notes, including those otherwise tendered for repayment by a holder, or a holder’s duly authorized representative through the exercise of the Survivor’s Option described below, at any price or prices in the open market or otherwise. If we purchase notes in this manner, we will have the discretion to either hold, resell or surrender these notes to the trustee for cancellation.

Survivor’s Option

The “Survivor’s Option” is a provision in a note in which we agree to repay that note, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was acquired by the beneficial owner at least six months prior to the date of death. The pricing supplement relating to any note will state whether the Survivor’s Option applies to that note.

If the Survivor’s Option is applicable to a note, upon the valid exercise of the Survivor’s Option and the proper tender of the note for repayment, we will repay that note, in whole or in part (subject to the limitations discussed below), at a price equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in the note plus any accrued and unpaid interest to, but excluding, the date of repayment.

To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note (the “representative,” for the purposes of this “Survivor’s Option” section) under the laws of the applicable jurisdiction (including, without limitation, the personal representative of or the executor of the estate of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner).

A beneficial owner of a note is a person who has the right, immediately prior to such person’s death, to receive the proceeds from the disposition of that note, as well as the right to receive payment of the principal of the note.

The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note held in this manner will be subject to repayment by us upon exercise of the Survivor’s Option. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder’s spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the note, and only the deceased beneficial owner’s percentage interest in the principal amount of the note will be subject to repayment to the estate of the deceased beneficial owner upon application of the person who has authority to act on behalf of the deceased beneficial owner.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor’s Option, regardless of whether that beneficial owner was the registered holder of the note, if the beneficial ownership interest can be established to the satisfaction of the trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between spouses. In addition, the beneficial ownership interest in a note will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in that note during his or her lifetime.

The applicable pricing supplement may set forth limitations with respect to such Survivor’s Option with respect to the aggregate exercises of Survivor’s Options in any year or on behalf of any one deceased beneficial owner (each, a “Put Limitation”).  We have the discretionary right to limit the aggregate principal amount of notes which we will repay pursuant to exercises of the Survivor’s Option in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year.  We also have the discretionary right to limit the aggregate principal amount of notes which we will repay pursuant to exercises of the Survivor’s Option in any calendar year to $250,000 per deceased beneficial owner. In addition, we will not permit the exercise of the Survivor’s Option for a principal amount less than $1,000 and we will not permit the exercise of the Survivor’s Option if such exercise will result in a note with a principal amount of less than $1,000 outstanding. If, however, the original principal amount of a note was less than $1,000, the authorized representative of the deceased beneficial owner of the note may exercise the Survivor’s Option, but only for the full principal amount of the note.

An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. Tenders of notes (or portions thereof) pursuant to valid exercises of the Survivor’s Option shall be accepted in the order all such notes are received by the trustee, except for any note (or portion thereof) the acceptance of which would contravene a Put Limitation, if any.  Requests for tenders of notes are received by the trustee on our behalf, and the trustee will forward the relevant Survivor’s Option Documentation (as such term is defined below) to us for review and acceptance.   We will make the final determination regarding whether the Survivor’s Option Documentation is in acceptable form.

If, as of the end of any calendar year, the aggregate principal amount of notes (or portions thereof) that have been tendered pursuant to the valid exercise of the Survivor’s Option during such year has exceeded a Put Limitation, if any, any exercise(s) of the Survivor’s Option with respect to notes (or portions thereof) not accepted during such calendar year because such acceptance would have contravened such Put Limitation, if applied, shall be deemed to be tendered in the following calendar year in the order such notes (or portions thereof) were originally tendered.

Notes accepted for repayment through the exercise of the Survivor’s Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered pursuant to a valid exercise of the Survivor’s Option is August 1, 2012, and interest on that note is paid on the 15th of each month, we would normally, at our option, repay that note on the interest payment date occurring on September 15, 2012, because the August 15, 2012 interest payment date would occur fewer than 20 days from the date of acceptance.  Each tendered note that is not accepted in a calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor’s Option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder, at that holder’s address as set forth in such holder’s Survivor’s Option Documentation, that states the reason that note has not been accepted for repayment.

As the Depositary or its nominee is the holder of all notes, it will exercise the Survivor’s Option for a note on your behalf upon a properly submitted request.  To obtain repayment pursuant to the exercise of the Survivor’s Option for a note, the representative must provide to the broker or other entity through which the beneficial interest in such note is held by the deceased beneficial owner the following items (collectively, the “Survivor’s Option Documentation”):

•
a written request for repayment, including the address of the representative and account details to which payment shall be made, signed by the authorized representative of the deceased beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States or medallion guaranteed by a savings bank or credit union;

•	tender of a note (or portion thereof) to be repaid;

•	a certification that:

•	the deceased was the beneficial owner of the note at the time of death and the interest in such note was acquired by the deceased beneficial holder at least six months prior to the date of such death;

•	the death of such beneficial owner has occurred and the date of such death; and

•	the representative has authority to act on behalf of the deceased beneficial owner;

•	if applicable, a properly executed assignment or endorsement;

•
if the interest in such note is held by a nominee, trustee, custodian or other person in a similar capacity, of the deceased beneficial owner, a certificate satisfactory to the trustee from such nominee, trustee, custodian or similar person attesting to the deceased’s beneficial ownership in such note;

•
tax waivers and such other instruments or documents the trustee reasonably requires in order to establish the validity of the beneficial ownership of the notes and the claimant’s entitlement to payment;

•
any additional information the trustee requires to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the notes; and

•	instructions to such broker or other entity to notify the Depositary of such representative’s desire to obtain repayment pursuant to exercise of the Survivor’s Option.

The applicable broker or other entity shall provide to the trustee, and the trustee will forward to us, for a final determination that it is in proper form and has been accepted (i) the Survivor’s Option Documentation, and (ii) a certificate satisfactory to us from such broker or other entity stating that it represents the deceased beneficial owner.

We will confirm in writing (including by e-mail or facsimile) to the trustee that each such tender of Survivor’s Option Documentation has been accepted, and the trustee will be entitled to fully and conclusively rely on our written acceptance and shall have no liability whatsoever for the information supplied by the broker or other entity delivering the Survivor’s Option Documentation, the representative or other entity with respect to the above, and/or in processing the exercise of the Survivor’s Option.  Such broker or other entity shall be responsible for disbursing any payments it receives pursuant to exercise of the Survivor’s Option to the appropriate representative.

Ranking

Notes issued under the Indenture will constitute our unsecured and unsubordinated obligations and rank pari passu without any preference among themselves and with all our other current and future unsecured and unsubordinated obligations, save for those preferred by mandatory provision of law.

Additional Amounts

Unless the applicable pricing supplement provides otherwise, we will pay any amounts to be paid by us on any notes without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any U.K. political subdivision or authority that has the power to tax (a “U.K. taxing jurisdiction”), unless such deduction or withholding is required by law.  Unless the applicable pricing supplement provides otherwise, if at any time a U.K. taxing jurisdiction requires us to make such deduction or withholding, we will pay such additional amounts with respect to the principal of, and payments on, the notes (“Additional Amounts”) that are necessary in order that the net amounts paid to the holders of those notes, after the deduction or withholding, shall equal the amounts of principal and any payments which would have been payable on those notes if the deduction or withholding had not been required.

However, this will not apply to any tax, levy, impost, duty, charge, fee, deduction or withholding that would not have been payable or due but for the fact that:

•
the holder or the beneficial owner of the notes is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a U.K. taxing jurisdiction or otherwise has some connection with the U.K. taxing jurisdiction other than the holding or ownership of a note, or the collection of any payment of, or in respect of, principal of, or any payments on, any note;

•	except in the case of a winding up in the United Kingdom, the relevant note is presented (where presentation is required) for payment in the United Kingdom;

•
the relevant note is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the note (where presentation is required) for payment at the close of that 30-day period;

•
the holder or the beneficial owner of the relevant note or the beneficial owner of any payment of or in respect of principal of, or any payments on, the note failed to comply with a request by us, our liquidator, or other authorized person addressed to the holder to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or to make any declaration or other similar claim to satisfy any requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of a U.K. taxing jurisdiction as a precondition to exemption from all or part of the tax, levy, impost, duty, charge, fee, deduction or withholding;

•
the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directives;

•
the relevant note is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant note (where presentation is required) to another paying agent in a Member State of the European Union; or

•	any combination of the above items;

nor shall Additional Amounts be paid with respect to  a payment of principal or interest to any person if the payment would be required by the laws of any U.K. tax jurisdiction to be included in the income of another person and such other person would not have been entitled to such Additional Amounts had it received such payment directly.

Whenever we refer in this prospectus supplement, in any context, to the payment of the principal of or any payments on, or in respect of, any note of any tranche, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

Consolidation, Merger and Sale of Assets; Assumption

We may, without the consent of the holders of any of the notes, consolidate with, merge into or transfer or lease our assets substantially as an entirety to any person, provided that any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, is a company organized under the laws of any part of the United Kingdom that assumes, by a supplemental indenture, our obligations on the notes and under the Indenture, and we procure the delivery of a customary officer’s certificate and legal opinion providing that the conditions precedent to the transaction have been complied with.

Subject to applicable law and regulation, any of our wholly-owned subsidiaries may assume our obligations under the notes of any tranche without the consent of any holder, provided that we unconditionally guarantee, on a subordinated basis in substantially the manner described under the heading “Description of Debt Securities—Subordination” in our prospectus dated September 30, 2009, the obligations of the subsidiary under the notes of that tranche.  If we do, all of our direct obligations under the notes of the tranche and the Indenture shall immediately be discharged.  Any Additional Amounts under the notes of the tranche will be payable in respect of taxes imposed by the jurisdiction in which the assuming subsidiary is incorporated rather than taxes imposed by any U.K. taxing jurisdiction, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts in respect of taxes imposed by any U.K. taxing jurisdiction.  However, if we make payment under the guarantee, we shall be required to pay Additional Amounts related to taxes, subject to the exceptions described under the heading “—Additional Amounts” above, imposed by any U.K. taxing jurisdiction by reason of the guarantee payment.  The subsidiary that assumes our obligations will also be entitled to redeem the debt securities of the relevant tranche in the circumstances described in “—Redemption and Repayment” above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the assuming subsidiary’s jurisdiction of incorporation which occurs after the date of the assumption. However, the determination of whether the solvency condition has been satisfied shall continue to be made with reference to us, unless applicable law requires otherwise.

An assumption of our obligations under the notes of any tranche might be deemed for U.S. federal income tax purposes to be an exchange of those notes for new notes by each beneficial owner, resulting in a recognition of taxable gain or loss for those purposes and possibly certain other adverse tax consequences.  You should consult your tax adviser regarding the U.S. federal, state and local income tax consequences of an assumption.

Modification of the Indenture

Modification without Consent of Holders.  We and the trustee may enter into supplemental indentures without the consent of the holders of notes issued under the Indenture to, among other things:

•	secure any notes issued under the Indenture;

•	evidence the assumption by a successor corporation of our obligations under the Indenture and the notes;

•	add covenants for the protection of the holders of notes issued under the Indenture;

•
cure any ambiguity or correct or supplement any provision in the Indenture that may be defective or inconsistent with other provisions, or make any other provisions, provided that no such action shall adversely affect the interests of the holders of notes;

•	amend any note to conform to the description of the terms of the note in the accompanying prospectus, this prospectus supplement or the applicable pricing supplement;

•	establish the forms or terms of notes of any tranche to be issued under the Indenture; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected tranche of outstanding notes issued under the Indenture, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of those notes. However, we and the trustee may not make any of the following changes to any outstanding note issued under the Indenture without the consent of each holder of notes issued under the Indenture that would be affected by the change:

•	change the stated maturity of any note;

•	reduce the principal amount of, the interest rates, or any premium payable upon the redemption or repayment of any note;

•	change any obligation (or any successor’s obligation) to pay Additional Amounts;

•	change the currency of payment;

•	impair the right to initiate suit for the enforcement of any payment due and payable;

•
reduce the percentage in aggregate principal amount of outstanding notes of the tranche necessary to modify or amend the Indenture or to waive compliance with certain provisions of the Indenture and any past Event of Default (as defined below);

•	modify the terms of our obligations in respect of the due and punctual payment of the amounts due and payable on the notes in a manner adverse to holders of the notes; or

•	modify the above requirements.

Events of Default; Limitation of Remedies

An “Event of Default” with respect to any series of notes shall result if:

•
we do not pay any principal or interest on any notes of that series within 14 days from the due date for payment and the principal or interest has not been duly paid within a further 14 days following written notice from the trustee or from holders of 25% in outstanding principal amount of the notes of that series to us requiring the payment to be made.  It shall not, however, be an Event of Default if during the 14 days after the notice, we satisfy the trustee that such sums were not paid in order to comply with a law, regulation or order of any court of competent jurisdiction.  Where there is doubt as to the validity or applicability of any such law, regulation or order, it shall not be an Event of Default if we act on the advice given to us during the 14 day period by independent legal advisers approved by the trustee; or

•
we breach any covenant or warranty of the Indenture (other than as stated above with respect to payments when due) and that breach has not been remedied within 60 days of receipt of a written notice from the trustee certifying that in its opinion the breach is materially prejudicial to the interests of the holders of the notes of that series and requiring the breach to be remedied or from holders of at least 25% in outstanding principal amount of the notes of that series requiring the breach to be remedied; or

•
either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for our winding-up (other than under or in connection with a scheme of reconstruction, merger or amalgamation not involving bankruptcy or insolvency).

If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the notes of that series may at their discretion declare the notes of that series to be due and repayable immediately (and the notes of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount as may be specified in or determined in accordance with the relevant pricing supplement) together with accrued interest, if any, as provided in the pricing supplement. The trustee may at its discretion and without further notice institute such proceedings as it may think suitable, against us to enforce payment. Subject to the Indenture provisions for the indemnification of the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding notes of any series shall have the right to direct the time, method and place of conducting any proceeding in the name of or and on the behalf of the trustee for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the Indenture, and must not be unjustly prejudicial to the holder(s) of any notes of that series not taking part in the direction, as determined by the trustee.  The trustee may also take any other action, consistent with the direction, that it deems proper.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the notes.

By accepting a note, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the notes or the Indenture that they might otherwise have against us, whether before or during our winding up.

The holder or holders of not less than a majority in aggregate principal amount of the outstanding notes of any series may waive any past Event of Default with respect to the series, except an Event of Default in respect of the payment of interest, if any, or principal of (or premium, if any) or payments on any note or a covenant or provision of the Indenture which cannot be modified or amended without the consent of each holder of notes of such series.

Subject to exceptions, the trustee may, without the consent of the holders, waive an Event of Default or authorize a proposed Event of Default if, in the opinion of the trustee, the Event of Default would not be materially prejudicial to the interests of the holders.

Subject to the provisions of the Indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing with respect to the notes of any series, the trustee will be under no obligation to any holder or holders of the notes of the series, unless they have offered reasonable indemnity to the trustee.

The Indenture provides that the trustee will, within 90 days after the occurrence of an Event of Default with respect to the notes of any series, give to each holder of the notes of the affected series notice of the Event of Default, known to it, unless the Event of Default, has been cured or waived.  However, the trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders.

We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the Indenture.

Notices

All notices to holders of registered notes shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee.

Concerning the Trustee

The Bank of New York Mellon, acting through its London Branch, One Canada Square, London E14 5AL, England, is the trustee for the notes under the Indenture.  The Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939 (the “TIA”).  Subject to the provisions of the TIA, the trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of notes, unless offered reasonable indemnity by the holder against the costs, expense, and liabilities which might be incurred thereby.  We and certain of our subsidiaries may maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon in the ordinary course of our business.   The Bank of New York Mellon is also the book entry depositary with respect to certain of our debt securities and the depositary with respect to the American Depositary Receipts representing certain of our preference shares, and trustee with respect to certain of our exchangeable capital securities.

REGISTRATION AND SETTLEMENT

Book-Entry System

All of the notes we offer will be issued in book-entry only form. This means that we will not issue actual notes or certificates, except in the limited cases described below. Instead, we will issue master notes in registered form (each, a “Master Note”). Each Master Note is held through DTC, as depositary, and is registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represents a beneficial interest in that Master Note.

Beneficial interests in a Master Note are shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners. Beneficial owners of these notes will not receive certificates representing their ownership interest, unless the use of the book-entry system is discontinued.

So long as DTC or its nominee is the registered owner of a Master Note, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes, including payment of principal and interest, under the Indenture. Except as otherwise provided below, the beneficial owners of the notes are not entitled to receive physical delivery of certificated notes and will not be considered the holders of the notes for any purpose under the Indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder of a note under the Indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

So long as the depositary holds a Master Note representing notes, such Master Note will not be exchangeable for definitive securities of that tranche unless:

•	DTC notifies the trustee that it is unwilling or unable to continue to act as depositary for the notes or ceases to be a clearing agency registered under the Exchange Act;

•	we are wound up and we fail to make a payment on the notes when due; or

•	at any time we determine at our option and in our sole discretion that a Master Note should be exchanged for definitive debt securities of that tranche in registered form.

The Indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by a Master Note.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from a Master Note at the request of each DTC participant.  We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Registration, Transfer and Payment of Certificated Notes

If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have originally designated The Bank of New York Mellon, 101 Barclay Street, New York, NY 10286, to act in those capacities for the notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for the notes at any time.

We will not be required to (1) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days before the selection of the notes to be redeemed or (2) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part.

We will pay principal, premium, if any, interest and other amounts payable, if any, on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note on any interest payment date to the person in whose name the note is registered at the close of business on the regular record date for that payment.

TAXATION IN THE UNITED KINGDOM

The following is a general summary of certain U.K. tax consequences as of the date of this prospectus supplement in relation to the notes. It is based on current United Kingdom tax law as applied in England and Wales and HM Revenue & Customs practice and is not exhaustive. Any holders who are in doubt as to their tax position should consult their professional advisers.

Interest on the Notes

The notes issued will constitute "quoted Eurobonds" if they are and continue to be listed on a recognised stock exchange, within the meaning of Section 1005 of the Income Tax Act 2007 (the “ITA 2007”).  The Channel Islands Stock Exchange is a recognised stock exchange for these purposes.

Provided the notes are and continue to be quoted Eurobonds, payments of interest on the notes generally would be made without withholding or deduction for or on account of United Kingdom tax.

Payments of interest on the notes generally will also be made without withholding deduction for or on account of United Kingdom tax where the term of the notes is less than 365 days and those notes do not form part of a scheme or arrangement of borrowing intended to be capable of remaining outstanding for more than 364 days.  In all other cases, interest will generally be paid subject to United Kingdom withholding tax at the basic rate (currently 20%), subject to the availability of other reliefs or to any direction to the contrary from HM Revenue & Customs in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty.

Persons in the United Kingdom (i) paying interest to or receiving interest on behalf of another person who is an individual, or (ii) paying amounts due on redemption of any notes which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to or receiving such amounts on behalf of another person who is an individual, may be required to provide certain information to HM Revenue & Customs regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries.  However, in relation to amounts payable on the redemption of such notes, HM Revenue & Customs published practice indicates that HM Revenue & Customs will not exercise its power to obtain information where such amounts are paid or received on or before April 5, 2012.

EU Directive on the Taxation of Savings Income

The EU has adopted a Directive regarding the taxation of savings income. The Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual or to certain other persons in that other Member State, except that Austria and Luxembourg will instead impose a withholding system for a transitional period (subject to a procedure whereby, on meeting certain conditions, the beneficial owner of the interest or other income may request that no tax be withheld) unless during such period they elect otherwise.  The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend or broaden the scope of the requirements described above.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of ownership and disposition of the notes. It applies to you only if you are a U.S. holder (as defined below) who purchases notes at their original issuance for the issue price and holds those notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including different consequences that may apply if you are a beneficial owner of the notes who is subject to special treatment under the U.S. federal income tax laws, such as a financial institution, a regulated investment company, a tax-exempt entity, a dealer in securities or a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, a person who holds the notes as a part of a straddle or conversion transaction or a person that has a “functional currency” other than the U.S. dollar.

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note and are: (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Notes

We will generally treat notes with a term of one year or less (from but excluding the settlement date to and including the last possible date that the notes could be outstanding pursuant to their terms) as short-term obligations for U.S. federal income tax purposes. The applicable pricing supplement will specify whether notes with a term of longer than one year (calculated as above) will be treated as fixed rate debt instruments, “variable rate debt instruments” or “contingent payment debt instruments” for U.S. federal income tax purposes. The tax treatment of the notes will depend on the facts at the time of the relevant offering. The following disclosure applies to notes properly treated as debt instruments for U.S. federal income tax purposes, which will be the case unless the applicable pricing supplement states otherwise.

Interest income earned by a U.S. holder with respect to a note will be foreign-source income for purposes of calculating the U.S. holder’s foreign tax credit limitation unless the applicable pricing supplement states otherwise.

Short-Term Obligations

If the term of a note is one year or less (from but excluding the settlement date to and including the last possible date that the note could be outstanding pursuant to its terms), it will be treated as a short-term obligation.

Interest paid on a short-term obligation generally will be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of tax accounting.  If you are a cash-method taxpayer, you may elect to recognize this ordinary income on an accrual basis.  If you do not make this election, you would be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the notes.

Upon the sale, exchange or retirement of a note, you will recognize taxable gain or loss equal to the difference between the amount realized and your tax basis in the note. In general, such gain or loss will be treated as short-term capital gain or loss (except that gain will be treated as ordinary income to the extent of the amount of interest that has accrued while you held the note but has not been previously recognized by you). The deductibility of capital losses is subject to certain limitations.

Fixed Rate Debt Instruments

Subject to the following discussion regarding notes issued with original issue discount (“OID”), interest paid on a fixed-rate note will be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of tax accounting.

A note that has an “issue price” that is less than its “stated redemption price at maturity” will be considered to have been issued with OID for U.S. federal income tax purposes unless the note satisfies a de minimis threshold (as described below). The “issue price” of a note will be the first price at which a substantial amount of the notes in an issue is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The “stated redemption price at maturity” of a note generally will equal the sum of all payments required under the note other than payments of “qualified stated interest.” “Qualified stated interest” generally includes stated interest unconditionally payable at least annually at a single fixed rate.  If a note provides for more than one fixed rate of stated interest, an amount of interest equal to that payable if the lowest stated rate applied throughout the term is qualified stated interest and the excess over this amount of the stated interest actually payable is included in the stated redemption price at maturity for purposes of determining whether the note was issued with OID.

If the difference between a note’s stated redemption price at maturity and its issue price is less than a de minimis amount—1⁄4 of one percent of the stated redemption price at maturity multiplied by the number of complete years from issuance to maturity— the note will not be treated as issued with OID and therefore will not be subject to the rules described below.

If your notes are issued with OID, you will be required to include any qualified stated interest payments in income when they are received or accrue in accordance with your method of accounting for U.S. federal income tax purposes. In addition, you will be required to include OID in income as it accrues, in accordance with a constant-yield method based on a compounding of interest, regardless of your method of tax accounting. Under this method, you may be required to include in income increasingly greater amounts of OID in successive accrual periods.

You may make an election to include in gross income all interest that accrues on a note (including stated interest, OID and de minimis OID) in accordance with the constant-yield method based on the compounding of interest. Such election may be revoked only with the permission of the IRS.

A note that is subject to early redemption at our option or repayment at your option may be governed by rules that differ from the general rules described above for purposes of determining its yield and maturity (which may affect whether the note is treated as issued with OID and, if so, the timing of accrual of the OID). Under applicable Treasury regulations, (i) we will be presumed to exercise an option to redeem a note if the exercise of the option would lower the yield on the note and (ii) you will be presumed to exercise an option to require us to repay a note if the exercise of the option would increase the yield on the note. If such an option is not in fact exercised, the note will be treated solely for purposes of calculating OID as if it were redeemed and a new note were issued on the presumed exercise date for an amount equal to the note’s “adjusted issue price” on that date. A note’s “adjusted issue price” is its issue price increased by the amount of previously includable OID and decreased by the amount of any payments previously made on the note that do not constitute qualified stated interest.

Upon the sale, exchange or retirement of a note, you will recognize taxable gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any amount attributable to accrued interest, which will be treated as a payment of interest. Your tax basis in a note will equal its cost increased by the amount of OID you have previously accrued, if any, and decreased by the amount of any payments previously made on the note that do not constitute qualified stated interest. In general, gain or loss realized upon the sale or exchange of a note will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year. The deductibility of capital losses is subject to certain limitations.

Notes Treated as Variable Rate Debt Instruments

Qualified stated interest on floating-rate and fixed-to-floating-rate notes that are properly treated as variable rate debt instruments for U.S. federal income tax purposes will be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of tax accounting. Unless otherwise indicated in the applicable pricing supplement, all stated interest on a note treated as a variable-rate debt instrument will be qualified stated interest. Upon the sale, exchange or retirement of a note, you will recognize taxable gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any amount attributable to accrued qualified stated interest, which will be treated as a payment of interest. Gain or loss realized upon the sale or exchange of a note will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year. The deductibility of capital losses is subject to certain limitations.

Unless otherwise stated in the applicable pricing supplement, it is expected that the notes will be issued without OID for U.S. federal income tax purposes. If, however, the Payment at Maturity of a note exceeds its issue price by more than a de minimis amount (as described above under “Fixed Rate Debt Instruments”), such excess will be treated as OID that you must include in income as it accrues in accordance with a constant yield method based on compounding of interest before the receipt of cash payments attributable to this income.

In certain cases, typically involving notes that provide for (i) multiple floating rates or (ii) a fixed rate for a term longer than one year and one or more qualified floating rates, a portion of the stated interest on a note may not be qualified stated interest.  If this is the case, the relevant pricing supplement will describe the portion of stated interest that will not be treated as qualified stated interest but instead will be treated as part of the “stated redemption price at maturity,” and will provide information regarding the accrual of OID over the term of the notes.

Notes Treated as Contingent Payment Debt Instruments

Notes properly treated as contingent payment debt instruments for U.S. federal income tax purposes will be subject to the OID provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue the OID on the notes as interest income, as described below. We are required to determine a “comparable yield” for each issuance of notes. The comparable yield generally is the yield at which, in similar general market conditions, we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term and timing of payments, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

We will determine the comparable yield for each issuance of notes and will provide the comparable yield, and the related projected payment schedule, in the applicable pricing supplement for the notes or in another manner described in the applicable pricing supplement. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual interest, if any, that we will pay on the notes.

For U.S. federal income tax purposes, you are required to use the comparable yield and the projected payment schedule determined by us to calculate your interest accruals in respect of the notes, unless you timely disclose and justify the use of other estimates to the IRS.

You will be required for U.S. federal income tax purposes to accrue an amount of OID for each accrual period prior to and including the maturity (or earlier sale, exchange or retirement) of the notes, that equals the product of (i) the adjusted issue price of the notes (as defined below) as of the beginning of the accrual period, (ii) the comparable yield of the notes, adjusted for the length of the accrual period, and (iii) the number of days during the accrual period that you held the notes divided by the number of days in the accrual period, with such amount adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the contingent payments on the notes (as discussed below). For U.S. federal income tax purposes, the “adjusted issue price” of a note treated as a contingent payment debt instrument is its issue price increased by any interest income you have previously accrued (determined without regard to adjustments due to discrepancies between projected and actual payments) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the note.

If the amount you actually receive on the notes in a taxable year exceeds the projected amount, such excess will be treated as additional interest income to you.  If the amount you actually receive is less than the projected amount, this shortfall will first reduce the amount of interest in respect of the notes that you would otherwise be required to include in income for that taxable year, thereafter will be treated as an ordinary loss to the extent previous interest inclusions exceed the total amount of such shortfalls treated as ordinary losses in previous years, and thereafter will be carried forward to offset future taxable income or, with respect to a carryforward to a year in which the notes are sold, exchanged or retired, to reduce the amount realized on the sale, exchange or retirement.

Upon a sale or exchange (including early redemption) of a note prior to its scheduled maturity, you will recognize taxable gain or loss equal to the difference between the amount you receive and your tax basis in the note. Your tax basis in a note will equal its cost increased by the amount of interest income you have previously accrued (determined without regard to adjustments due to discrepancies between projected and actual payments) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the note. Any gain will be treated as interest income. Any loss will be treated first as ordinary loss, to the extent previous interest inclusions exceed the amount previously treated as ordinary loss on account of actual payments on the notes that fell short of projected payments, and then as capital loss.  Neither these losses nor the losses attributable to shortfalls discussed in the preceding paragraph are subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to other limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS. You should consult your tax adviser regarding these limitations and reporting obligations.

At maturity, you will be treated as receiving the amount of the payment set forth in the projected payment schedule.  If you receive an amount that is different from the projected payment, this difference will be taken into account as described in the second preceding paragraph.

Special rules may apply if all the remaining payments on a note become fixed substantially contemporaneously. For this purpose, payments will be treated as fixed if the remaining contingencies with respect to them are remote or incidental. Under these rules, you would be required to account for the difference between the originally projected payments and the fixed payments in a reasonable manner over the period to which the difference relates. In addition, you would be required to make adjustments to, among other things, your accrual periods and your tax basis in the notes. The character of any gain or loss on a sale or exchange of your notes also would be affected. If a single interest payment on a note becomes fixed more than six months prior to the relevant payment date, you would be required to account for the difference between the originally projected payment and the fixed payment on a present value basis. You should consult your tax adviser concerning the application of these rules.

Legislation Enacted in 2010

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” such as us that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Information Reporting and Backup Withholding

Interest (including OID) accrued or paid on the notes and proceeds received from a sale, exchange or retirement of the notes generally will be subject to information reporting unless you are an exempt recipient. These amounts may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number) or meet certain other conditions. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of notes by (i) employee benefit plans to which Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies, (ii) plans, individual retirement accounts and other arrangements to which Section 4975 of the Code applies, (iii) and entities whose underlying assets are considered to include “plan assets” by reason of such plan's or arrangement's investment therein (collectively referred to as “Plans”) and (iv) persons who are fiduciaries with respect to Plans.

A fiduciary of a Plan that is subject to ERISA should consider fiduciary standards under ERISA in the context of the particular circumstances of that Plan before authorizing an investment in the notes; a fiduciary directing the investment of assets of a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), or a foreign plan (as described in Section 4(b)(4) of ERISA), in each case that is not subject to ERISA (collectively, “Non-ERISA Arrangements”), should consider any comparable standards to which they may be subject under applicable federal, state, local, non-U.S. or other laws or regulations (collectively, “Similar Laws”). Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan or Non-ERISA Arrangement. A fiduciary of a Plan or Non-ERISA Arrangement considering an investment in the notes should determine whether it holds any of our senior debt securities and how any such holdings and the exercise of rights thereunder might impact its proposed investment.

Beyond the considerations described above, ERISA and the Code prohibit certain transactions (referred to as “prohibited transactions”) involving the assets of a Plan, and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code), unless an exemption is available. A violation of the prohibited transaction rules may result in civil penalties or other liabilities under ERISA and an excise tax under Section 4975 of the Code for the parties to a prohibited transaction, unless statutory or administrative exemptive relief is available.

Non-ERISA Arrangements may be subject to comparable prohibitions and liabilities under applicable Similar Laws.  We and our current and future affiliates may be parties in interest or disqualified persons with respect to many Plans.  Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code.  For example, we may be considered a party in interest or disqualified person with respect to a Plan to the extent we or our affiliates are engaged in businesses which provide services to that Plan.

There are a number of statutory prohibited transaction exemptions that may be available depending on the relevant facts and circumstances. For example, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for certain transactions, such as sales or exchanges of property with a party in interest, provided the following conditions are satisfied: (a) the transaction is with a party in interest, other than a fiduciary (or an affiliate) who has, or exercises, any discretionary authority or control with respect to the investment of plan assets involved in the transaction or renders investment advice with respect to such plan assets, solely by reason of providing services to the Plan or solely by reason of a relationship to certain service providers, or both, and (b) the Plan receives no less and/or pays no more than “adequate consideration,” as the case may be. In addition, the Department of Labor has issued a number of prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding, disposition and exercise of notes. These class exemptions include PTCE 84-14 for certain transactions determined by independent qualified professional asset managers, PTCE 90-1 for certain transactions involving insurance company pooled separate accounts, PTCE 91-38 for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving life insurance company general accounts, and PTCE 96-23 for certain transactions determined by in-house asset managers. There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest or a disqualified person with respect to many Plans or Non-ERISA Arrangements, the notes may not be purchased, held or disposed of by any Plan, Non-ERISA Arrangement, or any person investing “plan assets” of any such plans or arrangements, unless the purchase, holding or disposition is eligible for exemptive relief or that purchase, holding or disposition is not otherwise prohibited. Therefore, any purchaser, including any fiduciary purchasing on behalf of a Plan or Non-ERISA Arrangement, transferee or holder of these notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of such notes, that either (a) it is not a Plan or Non-ERISA Arrangement and is not purchasing the notes on behalf of or with “plan assets” of any such plan or arrangement, or (b) its purchase, holding and disposition of such notes will not result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any Similar Laws.

This discussion is a general summary of some of the rules which apply to Plans and Non-ERISA Arrangements and their related investment vehicles. This summary does not include all of the investment considerations relevant to such plans and arrangements and should not be construed as legal advice or a legal opinion. If you are the fiduciary of a Plan or Non-ERISA Arrangement, or an insurance company that is providing investment advice or other services to a Plan or Non-ERISA Arrangement, and you propose to invest in the notes with the assets of the Plan or Non-ERISA Arrangement, you should consult your own legal counsel for further guidance. Nothing herein shall be construed as, and the sale of notes to a Plan or Non-ERISA Arrangement is in no respect, a representation by us or the purchasers that any investment in the notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.  Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code or any Similar Laws.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The notes are being offered pursuant to the terms of a Distribution Agreement dated as of September 13, 2011 among us, RBS Securities Inc. (“RBSSI”) and certain other agents.  Unless otherwise specified, the notes will be offered from time to time by us to RBSSI for subsequent resale to other agents and dealers who are broker-dealers.

The notes will be offered for sale in the United States only.  RBSSI has agreed to use its reasonable efforts to solicit offers from investors to purchase the notes.  We also may appoint additional agents to solicit offers to purchase the notes.  Any solicitation and sale of the notes through those additional agents will be on the same terms and conditions to which RBSSI and the agents under the Distribution Agreement have agreed.

We will pay RBSSI a selling commission to solicit offers to purchase the notes.  The selling commission that we will pay to RBSSI will be set forth in the applicable pricing supplement. RBSSI may sell notes to other agents and dealers at a concession not in excess of the selling commission it received from us. In certain cases, RBSSI and the other agents and dealers may agree that RBSSI will retain the entire selling commission. It is anticipated that in these circumstances the other agents and dealers will be compensated by their clients based on a percentage of assets under management. We will disclose any of these arrangements in the applicable pricing supplement.

Agents and dealers, severally and not jointly, may purchase notes as principal for their own account from RBSSI. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and dealers and resold by them to one or more investors at a fixed public offering price.  After the initial public offering of notes, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and selling commission may be changed.

We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part.  Each agent appointed by us, including RBSSI, also has the right to reject any proposed offer to purchase that it considers to be unacceptable.  We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

Each agent, including RBSSI, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make with respect to those liabilities. We also have agreed to reimburse the agents for certain expenses.

No note will have an established trading market when issued. However, we have been advised by RBSSI that it may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. RBSSI is not obligated to make a market in the notes, and it may discontinue making a market in the notes at any time without notice. Neither we nor any agent can provide any assurance regarding the development, liquidity or maintenance of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds.

In connection with certain offerings of notes, the rules of the SEC permit RBSSI to engage in transactions that may stabilize the price of the notes.  RBSSI will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by RBSSI of a greater amount of notes than the amount RBSSI has agreed to purchase in connection with a specific offering of notes. Stabilizing transactions consist of certain bids or purchases made by RBSSI to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor RBSSI makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor RBSSI makes any representation that, once commenced, these transactions will not be discontinued without notice. RBSSI is not required to engage in these activities and may end any of these activities at any time.

RBSSI is an affiliate of ours.  Consequently, each such offering of notes distributed by RBSSI will be conducted in compliance with the requirements of FINRA Rule 5121, regarding a FINRA member firm’s distribution of securities of an affiliate.  Following the initial distribution of any of these notes, affiliates of ours may offer and sell the notes in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  Such affiliates may also use this prospectus supplement in connection with these transactions.  None of our affiliates is obligated to make a market in any of these notes and may discontinue any market-making activities at any time without notice.  None of RBSSI or any other affiliated member of FINRA participating in the distribution of our Retail Corporate Notes will execute a transaction in our Retail Corporate Notes in a discretionary account without specific prior written approval of that customer.

The agents or dealers to or through which we may sell notes may engage in transactions with us and perform services for us in the ordinary course of business.

The maximum selling commission or concession to be received by any member of FINRA or independent broker-dealer will not be greater than 8.0% of the initial gross proceeds of the notes sold.

VALIDITY OF THE NOTES

If it is so indicated in the pricing supplement for a tranche of notes, in the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to RBSG, when the notes offered by that pricing supplement have been executed and issued by RBSG and authenticated by the trustee pursuant to the Indenture, and delivered against payment as contemplated herein and in that pricing supplement, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith); provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.   Any such opinion will be given as of the date of the relevant pricing supplement and will be limited to the laws of the State of New York.  Insofar as such an opinion involves matters governed by Scots law, Davis Polk & Wardwell LLP will rely, without independent investigation, on an opinion of Dundas & Wilson CS LLP.  The opinion of Davis Polk & Wardwell LLP will be subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Dundas & Wilson CS LLP.  In addition, any such opinion of Davis Polk & Wardwell LLP will be subject to customary assumptions about the establishment of the terms of the Notes, trustee’s authorization, execution and delivery of the Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in a letter of such counsel identified in the relevant pricing supplement.